UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01      REGULATION FD DISCLOSURE.

On August 6, 2014, Eagle Bulk Shipping Inc. (the “Company”) commenced a voluntary prepackaged case (the “Prepackaged Case”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”). Through the Prepackaged Case, the Company seeks to implement a balance sheet restructuring pursuant to the terms of its prepackaged plan of reorganization filed with the Court (the “Plan”), which Plan was confirmed by the Court pursuant to its order (the “Confirmation Order”) dated September 22, 2014.

Copies of the Confirmation Order and the Plan were attached as Exhibits 2.1 and 2.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 26, 2014 (the “Confirmation 8-K”). Capitalized terms used but not defined in this report on Form 8-K shall have the meanings given to them in the Plan.

The Company anticipates that the Plan will become effective, with all conditions to the effectiveness of the Plan having been satisfied or waived, on or around October 15, 2014 (the “Effective Date”). As described in the Confirmation 8-K, on the Effective Date, the Company will, among other things, cancel all outstanding Equity Interests in the Company, and issue approximately 37.5 million shares of New Eagle Common Stock (subject to additional shares to be issued pursuant to the New Eagle Equity Warrants and the Management Incentive Program). Under the Plan, the current holders of the Company’s Equity Interests (other than the Consenting Lenders on account of Amended Lender Warrants or shares of common stock received upon conversion of the Amended Lender Warrants held by them) will receive (i) approximately 187,500 shares of New Eagle Common Stock, representing 0.50% of the total shares of New Eagle Common Stock issued and outstanding on the Effective Date (subject to dilution by the New Eagle Equity Warrants and the Management Incentive Program), which will be distributed at a ratio of approximately 0.01076 shares of New Eagle Common Stock for each existing share of common stock of the Company, and (ii) approximately 3,040,540 New Eagle Equity Warrants, each exercisable for one share of New Eagle Common Stock and which are, in the aggregate, exercisable for 7.5% of the total shares of New Eagle Common Stock (subject to dilution by the Management Incentive Program), which will be distributed at a ratio of approximately 0.17454 New Eagle Equity Warrants for each existing share of common stock of the Company.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This Form 8-K contains forward-looking statements. These forward-looking statements are based on the current expectations and observations of the Company’s management, and include factors that could cause actual results to differ materially, such as: the Company’s ability to meet current operating needs, including its ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers, and service providers and to retain key executives, managers, and employees; the Company’s ability to obtain Court approval with respect to motions in the Prepackaged Case; the effects of the Court rulings in the Prepackaged Case and the outcome of the Prepackaged Case in general; the duration of the Prepackaged Case; the pursuit by the Company’s various creditors, equity holders, and other constituents of their interests in the Prepackaged Case; risks associated with third party motions in the Prepackaged Case, which may interfere with the ability to consummate the Plan; the adverse effects of the Prepackaged Case on the Company’s liquidity or results of operations generally; the increased administrative and restructuring costs related to the Prepackaged Case; the Company’s ability to maintain adequate liquidity to fund operations during the Prepackaged Case and thereafter; the sufficiency of the “exit” financing contemplated by the Plan; the Company’s ability in the future to arrange and consummate financing or sale transactions or to access capital; the effects of changes in the Company’s credit ratings; the timing and realization of the recoveries of assets and the payments of claims in the Prepackaged Case and the amount of expenses projected to recognize such recoveries and reconcile such claims; the occurrence of any event, change, or other circumstance that could give rise to the termination of the restructuring support agreement entered into in connection with the Plan; the effects of actions taken by the Nasdaq Stock Market against the Company during the pendency of the Prepackaged Case, including the possibility of delisting; and the other factors listed from time to time in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings on Form 10-Q and Form 8-K.

Nothing in this Current Report on Form 8-K shall constitute a solicitation of any holders of any of our indebtedness or our securities with respect to the matters contemplated in the RSA or an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: October 14, 2014	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer